                                                                   Exhibit 12.1

                       RAYTHEON COMPANY AND SUBSIDIARIES

                         STATEMENTS RE: COMPUTATION OF
                 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                         (DOLLAR AMOUNTS IN MILLIONS)

                                                                        FISCAL YEAR ENDED
                                                            1995     1996     1997      1998      1999
Income before taxes per statements of income......         1,192    1,083      790     1,467       828

Add:
   Portion of rents representative of interest
      factor......................................            41       45       50       113       111
   Interest on indebtedness.......................           197      256      397       739       739
                                                           -----    -----    -----     -----     -----
   Income as adjusted.............................         1,430    1,385    1,237     2,319     1,678
                                                           =====    =====    =====     =====     =====
Fixed charges:
   Portion of rents representative of interest
      factor......................................            41       45       50       113       111
   Interest on indebtedness.......................           197      256      397       739       739
   Capitalized interest...........................             1        3        4         2         2
                                                           -----    -----    -----     -----     -----
      Fixed charges...............................           239      304      451       854       852
                                                           =====    =====    =====     =====     =====
Preferred Stock:
   Preferred Stock Dividends......................             0        0        0         0         0
                                                           =====    =====    =====     =====     =====
Ratio of Earnings to Combined Fixed Charges and
   Preferred Stock Dividends......................           6.0      4.6      2.7       2.7       2.0
                                                           =====    =====    =====     =====     =====